Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

CHURCHILL DOWNS INCORPORATED,

TOMAHAWK MERGER CORP.,

TOMAHAWK MERGER LLC

AND

YOUBET.COM, INC.

Dated as of November 11, 2009

AGREEMENT OF PLAN AND MERGER

-i-

Section 8.12	Definitions	61

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Certificate of Formation of the Surviving Company
Exhibit C	Form of Operating Agreement of the Surviving Company

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2009 (this “Agreement”), among Churchill Downs Incorporated, a Kentucky corporation (“Parent”), Tomahawk Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Tomahawk Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), and Youbet.com, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.001 par value, of the Company (“Company Common Stock”), together with the associated Company Rights (as hereinafter defined) issued under the Company Rights Agreement (as hereinafter defined), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive (i) shares of Common Stock, no par value, of Parent (“Parent Common Stock”) and (ii) the Per Share Cash Consideration (as hereinafter defined);

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders or stockholders, as applicable;

WHEREAS, immediately following the Merger, Parent will cause the surviving corporation in the Merger to merge with and into Merger LLC in accordance with Section 1.16, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent is entering into a voting agreement with the members of the Board of Directors of the Company and certain stockholders of the Company, substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement”); and

WHEREAS, this Agreement is intended to constitute a “plan of reorganization” with respect to the Merger and the Subsequent Merger (as hereinafter defined) for United States federal income tax purposes pursuant to which the Merger and the Subsequent Merger, taken together, are to be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER AND SUBSEQUENT MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly owned Subsidiary (as hereinafter defined) of Parent may be substituted for Merger Sub as a constituent corporation in the Merger; provided that such substituted corporation is a Delaware corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has assumed all obligations of Merger Sub under this Agreement. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon the mutual consent of Merger Sub and the Company, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after the date the Certificate of Merger is filed. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

Section 1.4 Charter and Bylaws; Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Entity, including all Orders (“Laws”); provided that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall read as follows: “The name of the corporation (which is hereinafter referred to as the “Corporation”) is Youbet.com, Inc.” At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(b) The directors and officers of Merger Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Merger Sub and the Company:

(a) Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) All shares of Company Common Stock (“Company Shares”), together with the associated Company Rights, that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any Company Shares, together with the associated Company Rights, owned by Parent or any wholly owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Subject to the provisions of Sections 1.8 and 1.10 and, if applicable, Section 1.5(d), each Company Share issued and outstanding immediately prior to the Effective Time (together with the associated Company Rights), other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b), shall be converted into the right to receive (i) 0.0598 (such number being the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (“Parent Shares”) (including the associated Parent Rights (as hereinafter defined)) (the “Per Share Stock Consideration”) and (ii) $0.97 in cash without interest (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”). All references in this Agreement to Parent Common Stock and Parent Shares shall be deemed to include the associated Parent Rights unless the context requires otherwise. All such Company Shares and the associated Company Rights, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the Parent Shares into which such shares are converted, the Per Share Cash Consideration and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

(d) Notwithstanding anything in this Agreement to the contrary, to the extent that the aggregate number of Parent Shares issuable pursuant to Section 1.5(c) (the “Total Stock Amount”) would be greater than 19.6% of the Parent Shares outstanding as of immediately prior to the Effective Time (such amount, the “Stock Threshold”), (i) the Per Share Stock Consideration shall be decreased to reduce the Total Stock Amount to the Stock Threshold and (ii) the Per Share Cash Consideration shall be increased by an amount equal to the product of (x) the amount of such reduction in the Per Share Stock Consideration pursuant to the preceding sentence multiplied by (y) $30.71.

(e) Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time, together with the associated Company Rights, which are held of record by stockholders who shall not have approved the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 262 of the DGCL, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each Company Share, together with the associated Company Rights, held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), upon surrender of the certificate or certificates representing such Dissenting Shares. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of such shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.

Section 1.6 Exchange of Shares. Parent shall authorize a nationally recognized financial institution selected by Parent and reasonably acceptable to the Company to act as Exchange Agent hereunder (the “Exchange Agent”). Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent for exchange with outstanding Company Shares, together with the associated Company Rights, all cash and certificates representing the Parent Shares (or appropriate alternative arrangements shall be made by Parent if uncertificated Parent Shares will be issued) payable or issuable pursuant to Section 1.5(c) and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and Parent Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent may only invest any cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent and any risk of loss shall be borne by Parent. The Exchange Agent shall deliver the Per Share Merger Consideration contemplated to be issued and paid pursuant to Section 1.5(c) out of the Exchange Fund. Parent shall instruct the Exchange Agent, as soon as reasonably practicable after the Effective Time, to mail to each record holder of Company Shares, which at the Effective Time were converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(c), a letter of transmittal (which shall be in a form reasonably satisfactory to the Company and shall specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon actual delivery of the Company Shares to the Exchange Agent), and shall contain instructions for use in effecting the surrender of such Company Shares in exchange for the Per

Share Cash Consideration and certificates representing Parent Shares (or appropriate alternative arrangements shall be made by Parent if uncertificated Parent Shares will be issued), and cash in lieu of fractional shares (the “Transmittal Letter”). Upon surrender for cancellation to the Exchange Agent of Company Shares, together with the Transmittal Letter, duly executed, the holder of such Company Shares shall be entitled to receive in exchange therefor the Per Share Cash Consideration and that number of whole Parent Shares (after taking into account all shares surrendered by such holder) to which such holder is entitled pursuant to Section 1.5(c) (which shall be in uncertificated book entry form unless a physical certificate is requested), cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Company Shares so surrendered shall forthwith be canceled. Subject to Section 1.5(e), until surrendered as contemplated by this Section 1.6, each Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration (and any amounts to be paid pursuant to Sections 1.7 and 1.8) upon such surrender.

Section 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any Person entitled by reason of the Merger to receive Parent Shares until such Person surrenders the related Company Shares, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such Person pursuant to Section 1.8 until such Person shall so surrender the related Company Shares. Subject to the effect of applicable Law, there shall be paid to each record holder of a new Parent Share: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the Parent Shares and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such Parent Shares and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional Parent Share to which such holder is entitled pursuant to Section 1.8. In no event shall the Person entitled to receive such dividends or other distributions or cash in lieu of fractional shares be entitled to receive interest on such dividends or other distributions or cash in lieu of fractional shares. If any portion of the Per Share Merger Consideration is to be paid to or issued in a name other than that in which the Company Shares surrendered in exchange therefor is registered, it shall be a condition to the registration thereof that the surrendered Company Shares be in proper form for transfer and that the person requesting such delivery of the Per Share Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Company Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable or otherwise applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 1.8 No Fractional Securities. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Company Shares pursuant to this Article I or upon the cancellation of Company Stock Options pursuant to Section 5.5; no Parent dividend or other distribution or stock split shall relate to any fractional share; and no fractional share shall entitle the owner thereof to vote or to any other rights of a securityholder of Parent. In lieu of any such fractional share, each holder of Company Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Company Shares for exchange pursuant to this Article I or upon cancellation of Company Stock Options pursuant to Section 5.5 will be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the per share value calculated as the average of the closing sale prices of one Parent Share for the five (5) most recent days that the Parent Common Stock has traded on The Nasdaq Global Select Market (“Nasdaq”) ending on the last full trading day immediately prior to the Effective Time by (ii) the fractional interest of a Parent Share to which such holder would otherwise be entitled. The parties acknowledge that payment of cash in lieu of fractional Parent Shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests, without interest, subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

Section 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, Per Share Cash Consideration, any cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Common Stock. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for any such Parent Shares, Per Share Cash Consideration, cash in lieu of fractional Parent Shares and dividends and distributions which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any certificate representing any Company Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Parent Shares or any dividends or other distributions payable to the holder of such certificate representing any Company Share would otherwise escheat to or become the property of any Governmental Entity), any such Parent Shares, dividends or other distributions in respect of such certificate representing any Company Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.10 Adjustment of Per Share Merger Consideration. In the event of any reclassification, stock split or stock dividend (including any dividend of securities convertible into or exercisable for Parent Common Stock or Company Common Stock) with respect to Parent Common Stock or Company Common Stock or any change or conversion of Parent Common Stock or Company Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Per Share Merger Consideration, Exchange Ratio, Per Share Stock Consideration and, to the extent required by Section 1.5(d), Per Share Cash Consideration and all references to the Per Share Merger Consideration, Exchange Ratio, Per Share Stock Consideration and Per Share Cash Consideration in this Agreement shall be deemed to be to the Per Share Merger Consideration, Exchange Ratio, Per Share Stock Consideration and Per Share Cash Consideration as so adjusted.

Section 1.11 No Further Ownership Rights in Company Common Stock. All Parent Shares issued and the Per Share Cash Consideration paid upon the surrender for exchange of Company Shares in accordance with the terms of this Agreement (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares, together with the associated Company Rights.

Section 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares shall thereafter be made on the records of the Company. If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Corporation, the Exchange Agent or Parent, such certificates shall be canceled and exchanged as provided in this Article I.

Section 1.13 Lost Certificates. If any certificate representing any Company Share(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate representing Company Share(s) to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such certificate, the Exchange Agent or Parent will issue and pay or cause to be issued and paid in exchange for such lost, stolen or destroyed certificate representing any Company Share(s) the Parent Shares, Per Share Cash Consideration, any cash in lieu of fractional Parent Shares to which the holder thereof is entitled pursuant to Section 1.8, and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 1.7.

Section 1.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

Section 1.15 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

Section 1.16 Subsequent Merger.

(a) Immediately after the Effective Time, Parent will cause the Surviving Corporation to merge with and into Merger LLC (the “Subsequent Merger”), the separate corporate existence of the Surviving Corporation shall thereupon cease, Merger LLC shall continue as the surviving entity (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Subsequent Merger shall have the effects set forth in Section 18-209(g) of the LLC Act. Immediately following the completion of the Subsequent Merger, the Certificate of Formation and Operating Agreement of the Surviving Company shall be in the forms attached hereto as Exhibit B and Exhibit C, respectively.

(b) The Merger and Subsequent Merger, taken together, are intended to be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Parent, with the Company Common Stock, together with the associated Company Rights, converted in such merger into the right to receive the consideration provided for hereunder.

(c) Each of the parties hereto shall, and shall cause its Affiliates to, treat the Merger and Subsequent Merger for all Tax (as hereinafter defined) purposes consistent with Section 1.16(b) unless the Continuity Requirement is not satisfied or unless required to do otherwise by applicable Law.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall have no obligation to cause the Subsequent Merger to be consummated under this Section 1.16 or otherwise if the Continuity Requirement is not satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER

LLC

Except as disclosed in the Parent SEC Documents filed or furnished with the SEC since January 1, 2007 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or in the letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Letter”), Parent, Merger Sub and Merger LLC represent and warrant to the Company as follows:

Section 2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has the requisite corporate power and authority to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Merger LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as now being conducted. Each Subsidiary (as hereinafter defined) of Parent that is a “Significant Subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as hereinafter defined). Parent and each of its Subsidiaries that is a Significant Subsidiary are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 2.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 50,000,000 Parent Shares and 250,000 shares of preferred stock, no par value (the “Parent Preferred Stock”), of which 50,000 shares have been designated as Series A Junior Participating Preferred Stock. At the close of business on November 9, 2009, (i) 13,688,740 Parent Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights; (ii) no Parent Shares were held in the treasury of Parent or by Subsidiaries of Parent; (iii) 246,336 Parent Shares were reserved for issuance pursuant to outstanding options, warrants or other rights to purchase or otherwise acquire Parent Shares under Parent’s plans or other arrangements or pursuant to any plans or arrangements assumed by Parent in connection with any acquisition, business combination or similar transaction (collectively, the “Parent Stock Plans”). Between November 9, 2009 and the date of this Agreement, except as set forth herein and except for the issuance of Parent Shares pursuant to the Parent Stock Plans, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Parent has 50,000 shares of Parent Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated as of March 19, 2008, between the Company and National City Bank (the “Parent Rights Agreement”) providing for rights to acquire shares of Parent’s Series A Junior Participating Preferred Stock (the “Parent Rights”).

All of the Parent Shares issuable upon conversion of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except for (i) this Agreement and (ii) as set forth above, there are no options, warrants, calls, rights, puts or Contracts (as hereinafter defined) to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. As of the date of this Agreement, Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. There are no Contracts to which Parent, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Parent or any of its Subsidiaries.

(b) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Significant Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except for director or qualifying shares, each such share (or other voting security or equity equivalent, as the case may be) is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Exhibit 21 to Parent’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission (the “SEC”), constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

(c) Section 2.2(c) of the Parent Letter sets forth a list as of the date of this Agreement of all Significant Subsidiaries and material Joint Ventures (as hereinafter defined) of Parent and the jurisdiction in which such Significant Subsidiary or material Joint Venture is organized. Section 2.2(c) of the Parent Letter also sets forth as of the date of this Agreement the nature and extent of the ownership and voting interests held by Parent in each such material Joint Venture. As of the date of this Agreement, Parent has no obligation to make any capital contributions, or otherwise provide assets or cash, to any material Joint Venture.

Section 2.3 Authority. On or prior to the date of this Agreement, the Boards of Directors of each of Parent and Merger Sub, and the managing member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger, are, based in part upon the opinion referenced in Section 2.14, advisable and fair to and in the best interests of Parent, Merger Sub and Merger LLC, respectively, and their respective shareholders, stockholders and members and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger. Each of Parent, Merger Sub and Merger LLC has all requisite corporate or limited liability power and authority, as the case may be, to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Merger Sub and Merger LLC and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated hereby, including the Merger and the

Subsequent Merger, have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub and Merger LLC, subject to the filing of appropriate merger documents as required by the DGCL and LLC Act. This Agreement and the consummation of the transactions contemplated hereby have been approved by the sole stockholder of Merger Sub and the sole member of Merger LLC. This Agreement has been duly executed and delivered by Parent, Merger Sub and Merger LLC and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of Parent, Merger Sub and Merger LLC enforceable against each of them in accordance with its terms. The filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”), for the purpose of registering the Parent Shares to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the “Registration Statement”) has been duly authorized by Parent’s Board of Directors. Parent has delivered or made available to the Company complete and correct copies of the Amended and Restated Certificate of Incorporation of Parent (the “Parent Charter”) and the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), the Certificate of Incorporation and Bylaws of Merger Sub and the Certificate of Formation and Limited Liability Company Operating Agreement of Merger LLC.

Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or the Parent Bylaws, the Certificate of Incorporation or Bylaws of Merger Sub or the Certificate of Formation or Limited Liability Company Operating Agreement of Merger LLC; (ii) any material Contract applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (iii) any judgment, order, decree, injunction, statute, Law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair the ability of Parent, Merger Sub or Merger LLC to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent, Merger Sub or Merger LLC. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub or Merger LLC or is necessary for the consummation by Parent, Merger Sub or Merger LLC of the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (together with the rules and regulations promulgated thereunder, the “HSR Act”), the Securities Act and the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (ii) the filing of the Certificate of Merger and the filing of the certificate of merger in connection with the Subsequent Merger, in each case with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the “State Takeover Approvals”); (iv) such filings as may be required in connection with the Taxes described in Section 5.13; (v) applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”) and Nasdaq; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair the ability of Parent, Merger Sub or Merger LLC to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent, Merger Sub or Merger LLC.

Section 2.5 SEC Documents and Other Reports; Internal Controls and Procedures.

(a) Parent has timely filed with the SEC all documents required to be filed by it since January 1, 2007 under the Securities Act or the Exchange Act (the “Parent SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, Parent has not, between January 1, 2007 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on January 1, 2007.

(b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable rules and regulations of Nasdaq.

(c) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2007 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

(d) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of Parent, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 2.6 Information Supplied. None of the information to be supplied by Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in the Registration Statement or the proxy statement/prospectus included therein relating to the Company Stockholder Meeting (as hereinafter defined) (together with any amendments or supplements thereto, the “Proxy Statement”) will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy

Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholder Meeting, any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

Section 2.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of Parent dated September 30, 2009 included in the Form 10-Q filed by Parent with the SEC on October 28, 2009 (or described in the notes thereto), neither Parent nor any of its Subsidiaries has any debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Entity (an “Order”) or those arising under any Contract (“Liabilities”), except (a) Liabilities incurred since September 30, 2009, in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect and (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

Section 2.8 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 2008, (i) Parent and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) there has not been any action taken or committed to be taken by Parent or any Subsidiary of Parent which, if taken following entry by Parent into this Agreement, would have required the consent of the Company pursuant to Section 4.2(a) or 4.2(b) and (iii) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 2.9 Litigation. There is no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets and neither Parent nor any of its Subsidiaries is subject to any Order.

Section 2.10 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable Law; or (iii) any Order, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No notice of any such violation or non-compliance has been received by Parent.

Section 2.11 Tax Matters. (i) Parent and each of its Subsidiaries have filed all federal, and all material state, local and foreign, Tax Returns (as hereinafter defined) required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Parent Material Adverse Effect; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to so pay or so obtain such an extension would not, individually or in the aggregate, have a Parent Material Adverse Effect; (iii) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) which if resolved adversely would have a Parent Material Adverse Effect are currently pending; (iv) all material deficiencies asserted in writing or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority have been resolved; (v) during the past three years, neither Parent nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; and (vi) during the last five years, neither Parent nor any of its Subsidiaries has been a party to any so-called “listed transaction” identified by the IRS for which reporting was required.

Section 2.12 Ownership of Company Common Stock. None of Parent, Merger Sub or Merger LLC is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 2.13 ERISA. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) each Parent Plan (as hereinafter defined) complies in all respects with its terms, the terms of each applicable collective bargaining agreement, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and all other applicable statutes and governmental rules and regulations, (b) no Parent Plan, nor any trust created thereunder, has failed to satisfy the minimum funding standard as described in Section 302 of ERISA, whether or not waived, (c) neither Parent nor any ERISA Affiliate has withdrawn, and neither has knowledge of any facts or conditions that could result in a withdrawal, from any “multiemployer plan” (as defined in Section 3(37) of ERISA), and (d) no liability under Title IV of ERISA has occurred or is reasonably expected to occur.

Section 2.14 Opinion of Financial Advisor. Parent has received the written opinion of Imperial Capital, LLC, dated as of November 11, 2009, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

Section 2.15 No Vote Required. No vote of the holders of Parent Common Stock or any other securityholders of Parent is required under Nasdaq rules and regulations, by Law, by the Parent Charter or by the Parent Bylaws or otherwise in order for Parent to consummate the Merger, the Subsequent Merger and the transactions contemplated hereby and thereby.

Section 2.16 Reorganization. Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of Parent, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of Parent, the representations set forth in the form of Parent Tax Certificate attached as Exhibit A to the Parent Letter are correct in all material respects as of the date hereof, assuming the Merger and Subsequent Merger occurred on the date hereof.

Section 2.17 Brokers. No broker, investment banker or other Person, other than Imperial Capital, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger, the Subsequent Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 2.18 Financing. Parent and Merger Sub have, and will have at the Effective Time, sufficient funds available to consummate the transactions contemplated hereby (including, if applicable, Section 5.5).

Section 2.19 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 2.20 Operations of Merger LLC. Merger LLC is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished with the SEC since January 1, 2007 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or in the letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Letter”), the Company represents and warrants to Parent, Merger Sub and Merger LLC as follows:

Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 Company Shares and (ii) 1,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”), of which (A) 400,000 shares have been designated as Series A Convertible Preferred Stock and (B) 100,000 shares have been designed as Series B Junior Participating Preferred Stock (the “Company Series B Preferred Stock”). At the close of business on November 9, 2009, (i) 42,826,170 Company Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights; (ii) 1,099,335 Company Shares were held in the treasury of the Company and no Company Shares were held by Subsidiaries of the Company; (iii) 6,804,594 Company Shares were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) to purchase Company Shares pursuant to the Youbet.com, Inc. Equity Incentive Plan (the “Company Stock Option Plan”), warrants or other rights to purchase or otherwise acquire the Company Shares; and (iv) no shares of Company Preferred Stock were reserved for issuance, other than 100,000 shares of Company Series B Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated as of March 31, 2009, between the Company and American Stock Transfer & Trust Company LLC (the “Company Rights Agreement”) providing for rights to acquire shares of Company Series B Preferred Stock (the “Company Rights”). The Company Stock Option Plan is the only benefit plan of the Company or its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable. Each Company Share which may be issued pursuant to the Company Stock Option Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid, nonassessable and free of preemptive rights. No shares of Company Preferred Stock are issued or outstanding. Except as set forth above and except for the issuance of Company Shares upon the exercise of Company Stock Options outstanding in accordance with the terms thereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. As of the date of this Agreement, except for (i) this Agreement and (ii) as set forth above, there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell, redeem or otherwise acquire, or cause to be issued, delivered, sold, redeemed or otherwise acquired, any additional shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the

Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. As of the date of this Agreement, the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no Contracts to which the Company, its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries.

(b) Each outstanding share of capital stock (or other voting security or equity equivalent, as the case may be) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and, except for director or qualifying shares, each such share (or other voting security or equity equivalent, as the case may be) is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

(c) Section 3.2(c) of the Company Letter sets forth a list as of the date of this Agreement of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized. Section 3.2 of the Company Letter also sets forth as of the date of this Agreement the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture. As of the date of this Agreement, the Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture.

(d) Section 3.2(d) of the Company Letter sets forth a true, complete and correct list of all persons who, as of the date of this Agreement, held outstanding Company Stock Options indicating, with respect to each Company Stock Option then outstanding, the number of Company Shares subject to such Company Stock Option, and the exercise price, date of grant, vesting schedule and expiration date thereof.

Section 3.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger, are, based in part upon the opinion referenced in Section 3.23 below, advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Subsequent Merger, (iii) resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders and (iv) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger and the Subsequent Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject to the filing of appropriate Merger and Subsequent Merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent, Merger Sub and Merger LLC and the validity and binding effect of this Agreement on Parent, Merger Sub and Merger LLC) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The filing of the Proxy Statement with the SEC has been duly authorized by the Company’s Board of Directors. The Company has delivered or made available to Parent complete and correct copies of the Certificate of Incorporation, as amended, of the Company (the “Company Charter”) and the Company’s Amended and Restated Bylaws (the “Company Bylaws”) and the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of its Subsidiaries.

Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws; (ii) the comparable charter or organizational documents of any of the Company’s Subsidiaries; (iii) any Company Contract; or (iv) any judgment, order, decree, injunction, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iv), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act; (ii) the filing of the Certificate of Merger and the filing of the certificate of merger in connection with the Subsequent Merger, in each case with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals; (iv) such filings as may be required in connection with the Taxes described in Section 5.13; (v) applicable requirements, if any, of Blue Sky Laws and Nasdaq; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by the Company.

Section 3.5 SEC Documents and Other Reports; Internal Controls and Procedures.

(a) The Company has timely filed with the SEC all documents required to be filed by it since January 1, 2007 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as required by GAAP, the Company has not, between January 1, 2007 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on January 1, 2007.

(b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable rules and regulations of Nasdaq.

(c) The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2007 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. To the Knowledge of Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange

Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.6 Information Supplied. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholder Meeting any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required at that time to be described in the Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

Section 3.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated June 30, 2009 included in the Form 10-Q/A filed by the Company with the SEC on September 8, 2009 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities, except (a) Liabilities incurred since June 30, 2009, in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, since December 31, 2008, (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.1(a), 4.1(b), 4.1(d), 4.1(e), 4.1(f), 4.1(k), 4.1(l) or 4.1(o), (iii) the Company has not filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any material Tax election or changed any material Tax accounting method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except as required by applicable Law and (iv) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.9 Litigation. There is no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets and neither the Company nor any of its Subsidiaries is subject to any Order.

Section 3.10 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable Law; or (iii) any Order, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.

Section 3.11 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.11(b) of the Company Letter sets forth a true, correct and complete list of all real property leases, subleases and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment thereto (the “Real Property Leases”). Each premises subject to a Real Property Lease is hereinafter referred to as a “Leased

Property.” The Company has made available to Parent a true, correct and complete copy of each Real Property Lease. Neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. With respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law); (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or violation of, or in material default under, such Real Property Lease; (iii) the Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Property under such Real Property Lease has not been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Real Property Lease; (iv) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Real Property Lease; (v) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would result in such a material breach or violation of, or a material default under, such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease; (vi) there is no pending, or to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Property and (vii) the use and occupancy of the Leased Property by the Company or its Subsidiaries complies, in all material respects, with all applicable zoning restrictions or other Laws.

(c) Each of the Company and its Subsidiaries, in all material respects, (i) has good and valid title to all of its properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business free and clear of all Encumbrances, in each case, except for Permitted Encumbrances.

Section 3.12 Tax Matters. (i) The Company and each of its Subsidiaries have filed all federal, and all material state, local and foreign Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete in all material respects; (ii) all material Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes; (iv) any federal income Tax Returns referred to in clause (i) have been examined by the IRS or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) all material deficiencies asserted or assessments made in writing as a result of any examination of such Tax Returns by any taxing authority have been paid in full; (vii) during the past three years, neither the Company nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (viii) no withholding is required under Section 1445 of the Code in connection with the Merger; (ix) during the last five years, neither the Company nor any of its Subsidiaries has been a party to any so-called “listed transaction” identified by the IRS; (x) the Company has not waived any statute of limitations in respect of Taxes and (xi) there are no liens for Taxes upon the assets of the Company except Permitted Encumbrances.

Section 3.13 Company Rights Agreement. The Company has amended the Company Rights Agreement to (i) render the Company Rights Agreement inapplicable to the Merger and the transactions contemplated hereby and (ii) provide that Parent shall not be deemed an Acquiring Person (as defined in the Company Rights Agreement), the Distribution Date (as defined in the Company Rights Agreement) shall not be deemed to occur and the Company Rights will not separate from the shares of Company Common Stock as a result of entering into this Agreement or consummating the Merger or the other transactions contemplated hereby.

Section 3.14 Certain Agreements.

(a) Except as filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) any Contract which materially limits or restricts the manner or localities in which the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) may conduct business or which contains most favored nation pricing or exclusivity or non-solicitation provisions with respect to customers or suppliers; (iii) any Contract which requires any payment by the Company or its Subsidiaries in excess of $100,000 in any year and which is not terminable within one year without penalty, or which requires any payment to the Company or its Subsidiaries in excess of $100,000 in any year and which is not terminable within one year without penalty; (iv) any Contract relating to or guaranteeing indebtedness for borrowed money to the extent the aggregate principal amount outstanding thereunder exceeds $100,000; (v) since January 1, 2005, any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, indemnity insurance or otherwise); (vi) any Employee Agreement (as hereinafter defined); (vii) any Contract of indemnification or any guaranty by the Company or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by the Company or any of its Subsidiaries of products or services in the ordinary course of business, (viii) any Contract to provide the full source code owned by the Company to any third party (other than to consultants or contractors of the Company that are subject to appropriate and reasonable contractual non-disclosure obligations with respect to such source code) for any software product or technology that is material to the Company and its Subsidiaries, taken as a whole; (ix) any material Contract, other than end-user licenses, sale Contracts and related maintenance and support Contracts and other licenses or agreements entered into in the ordinary course of business, to license any third party to use, manufacture or reproduce any Company product, service or Intellectual Property Right or any material Contract to sell, distribute or market any Company product, service or Intellectual Property Right; (x) any settlement Contract which materially affects the conduct of the Company’s or any of its Subsidiaries’ businesses; (xi) any Contract related to pari-mutuel wagering rights or source market or market access fees; and (xii) any Contract related to the formation and/or governance of a Joint Venture, strategic alliance or other similar arrangement. The Company has previously made available to Parent complete and correct copies of each Contract of the type described in this Section 3.14 which was entered into prior to the date of this Agreement. All Contracts of the type described in this Section 3.14 shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date of this Agreement.

(b) All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract, except such challenges which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Section 3.14(c) of the Company Letter sets forth the total amount of indebtedness owed to the Company or its Subsidiaries from each officer or director of the Company and its Subsidiaries.

Section 3.15 ERISA.

(a) Each material Company Plan is listed in Section 3.15(a) of the Company Letter. With respect to each such material Company Plan, to the extent applicable, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Forms 5500) filed with the IRS; (ii) each such Company Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance and administrative Contract relating to each such Company Plan; (iv) a written summary of each unwritten Company Plan; (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants; (vi) the most recent determination or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; (vii) any request for a determination currently pending before the IRS; and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding inquiry, controversy or audit that would reasonably be expected to result in a material liability. Each Company Plan complies in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations, and the plan sponsor of each Company Plan is in compliance in all material respects with all filing and disclosure requirements imposed on it with respect to such Company Plans. Neither the Company nor any ERISA Affiliate sponsors, contributes to, or has any liability with respect to (x) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA), or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (y) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA) or (z) a plan subject to Section 302 of ERISA or Section 412 of the Code.

(b) Neither the Company nor any ERISA Affiliate has any material liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. No fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Plan that could subject such fiduciary, the Company or any of the Subsidiaries of the Company to any material liability. There is no pending or, to the Knowledge of the Company, threatened action, claim or lawsuit relating to any Company Plan (other than routine claims for benefits) that could result in a material liability. There is no audit, inquiry or examination pending or, to the Knowledge of the Company, threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental body with respect to any Company Plan. All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have received a favorable determination or opinion letter from the IRS (or a timely application for such determination or opinion is now pending), and no loss of such qualification nor material penalty under the IRS Closing Agreement Program is reasonably expected to result if an IRS audit or investigation were to occur. Neither the Company nor any of its Subsidiaries has any liability or obligation under any Company Plan to provide health or life insurance benefits after termination of employment to any person other than as required by Section 4980B of the Code or applicable state law.

(c) Except to the extent set forth in Section 5.5, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will or is reasonably expected to (i) entitle any current or former director, officer, employee or consultant of a Company to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation, (ii) result in the acceleration of payment, funding or vesting under any material Company Plan or (iii) result in any increase in benefits payable under any material Company Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of section 280G of the Code.

(d) Each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all respects in accordance with its terms and according to the requirements of Section 409A of the Code, except for any failure that would not result in a material liability to the Company. No person is entitled to receive any tax “gross up” payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A or 4999 of the Code.

(e) With respect to each Company Plan not subject to United States law (a “Company Foreign Benefit Plan”), except for any failure that would not impose a material liability on the Company, (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(f) Except for any occurrence that would not impose a material liability on the Company, the Company, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

Section 3.16 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign Laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except for any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or any labor Contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment laws with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board, the California Labor Commissioner, any comparable state or federal agency, or any other third party with respect to the Company Business Personnel, except where such unfair labor practice, complaint, grievance or other administrative or judicial complaint, action or investigation would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.18 Intellectual Property.

(a) Except for computer software licensed pursuant to a “shrink-wrap” or “click-wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $50,000, the Company and its Subsidiaries either own, free and clear of all Encumbrances except Permitted Encumbrances, or have a perpetual royalty-free right to use under a valid and enforceable license or other agreement, all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. Following the Closing, the Company and its Subsidiaries will continue to have in all material respects all such Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party in the past six (6) years. To the Knowledge of the Company, no third party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Section 3.18(b) of the Company Letter contains a list as of the date of this Agreement of (i) all material registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and material foreign patents and patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same and (iv) all registered domain names, in each case owned by the Company and its Subsidiaries.

(c) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened that challenge or question the Company’s ownership or right to use Intellectual Property Rights of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property Rights owned by them (“Owned Intellectual Property Rights”), and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned or held by the Company and its Subsidiaries and used in the conduct of the business. To the Knowledge of Company, such confidential information has not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which have not been breached.

(e) During the past six (6) years, to the Knowledge of the Company, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Owned Intellectual Property Rights (i) have been and are a party to “work-for-hire” arrangements with Company or one of its Subsidiaries or (ii) have assigned to Company or one of its Subsidiaries all ownership of all tangible and intangible property arising in connection with the conception or development of such Owned Intellectual Property Rights.

Section 3.19 Information Technology; Security and Privacy.

(a) All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, necessary to the conduct of the business of the Company and its Subsidiaries (collectively, “Company IT Systems”) have been maintained, in all material respects, in accordance with reasonable and commercial standards suggested by the manufacturer of third-party-owned systems or in accordance with standards reasonably prudent in the entertainment industry and the electronic commerce industry, that are designed to encourage proper operation, monitoring and use. The Company IT Systems are currently in good working condition with respect to the performance of information technology operations necessary to conduct the business of the Company and its Subsidiaries in all material respects. The Company and its Subsidiaries have in place a commercially reasonable disaster recovery program that provides for the regular back-up of, and addresses recovery of, the data and information necessary to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course), and as of the date hereof, such disaster recovery program operates under normal circumstances without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.

(b) All right, title and interest in and to the confidential and proprietary data included in the Owned Intellectual Property Rights that is material to the business of the Company and its Subsidiaries and contained in any database used or maintained by the Company or its Subsidiaries (collectively, the “Company Data”) is owned by the Company or a Subsidiary, free and clear of all Encumbrances except Permitted Encumbrances. All computer programs included within the Owned Intellectual Property Rights are not licensed pursuant to a so-called “open source” license and do not incorporate and are not based on any computer programs that are licensed pursuant to a so-called “open source” license.

(c) The Company and its Subsidiaries have established and are in material compliance with written information security procedures covering the Company and its Subsidiaries that are in accordance with current standards reasonable in the entertainment industry and the electronic commerce industry, and that the Company believes in good faith are reasonable and sufficient to protect Company Data and provide reasonable assurance that adequate internal controls can be maintained over Company IT Systems, and (i) includes reasonable safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data and the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems.

(d) The Company and its Subsidiaries have operated their businesses in compliance, in all material respects, with all applicable Laws relating to wagering transactions, horseracing, data collection, privacy, marketing and all contractual requirements that regulate or limit the maintenance, use or transmission of customer information made available to or collected by the Company in connection with the operation of the business of the Company and its Subsidiaries and has implemented in all material respects all confidentiality, security, protective and other measures required by those applicable Laws and contractual requirements. With respect to applicable Laws related to privacy and security and all privacy and security commitments undertaken by the Company in any policy, contract or promise regarding protections for, or restrictions on the use, storage, transfer, disposal or other processing of, personally identifiable information (“Personal Data”) collected, maintained, disposed of or otherwise processed by or on behalf of the Company (the “Privacy Commitments”), (i) the Company is in compliance, in all material respects, with the Privacy Commitments; (ii) the transactions contemplated by this Agreement will not violate any of the Privacy Commitments; (iii) the Company has not received written (or, to the Knowledge of the Company, oral) inquiries from any Governmental Entity regarding the Privacy Commitments; (iv) the Privacy Commitments have not been rejected in any material respect by any applicable certification organization that has reviewed such Privacy Commitments or to which any such Privacy Commitment has been submitted; (v) the Company has confidentiality and data security agreements in place with all affiliates, vendors or other persons whose relationship with the Company involves the collection, use, disclosure, storage, disposal or processing of Personal Data on behalf of the Company, and such agreements require confidentiality and data security obligations consistent with current standards reasonable in the entertainment industry and the electronic commerce industry; and (vi) the Company has adopted and implements, in all material respects, and has designated an appropriately senior Company employee to be responsible for, a comprehensive written information security plan (“Information Security Plan”) designed to protect the security, integrity and confidentiality of Personal Data, and to protect Personal Data in the Company’s possession or control, or in the possession or control of the Company’s agents, vendors or service providers, from unauthorized access by third Persons, including the Company’s employees and contractors, and which Information Security Plan complies with all applicable Laws, Privacy Commitments and standards prudent in the entertainment industry and the electronic commerce industry, including appropriate administrative, physical and technical safeguards, including encryption. To the Knowledge of the Company, there has been no unauthorized or illegal collection, disclosure, transfer, use of, processing, disposal or access to any Personal Data in the possession or control of the Company, or on behalf of the Company, in any material respect.

Section 3.20 Customer Approval. Since January 1, 2008, the Company and its Subsidiaries have undertaken the verifications described in Section 3.20 of the Company Letter with respect to all new customers prior to such customers placing any wagers; and the verification procedures described in Section 3.20 of the Company Letter comply in all material respects with all applicable Laws.

Section 3.21 Advance Deposits.

(a) All advance deposit wagering conducted by the Company and its Subsidiaries was conducted in accordance with all applicable Laws in all material respects, and the policies and procedures of the Company and its Subsidiaries applicable to advance deposit wagering comply, and have at all times complied, in all material respects, with all applicable Laws.

(b) All withdrawals from all accounts established by or on behalf of the Company and its Subsidiaries for wagering activity, deposit or other purposes were used solely for the purposes authorized by the account holder.

(c) The Company and its Subsidiaries have withheld and reported to the Internal Revenue Service in all material respects all wagers placed by U.S. residents or citizens to the extent required by applicable Laws.

(d) Neither the Company nor its Subsidiaries nor any of their respective directors, officers, employees, agents or representatives, nor any Person acting for or on behalf of the Company or its Subsidiaries, has violated the Bank Secrecy Act, USA PATRIOT Act, or the Money Laundering and Financial Crimes Strategy Act of 1998 in connection with the operation of the business of the Company and its Subsidiaries in any material respect. The Company and its Subsidiaries, the businesses of the Company and its Subsidiaries and employees, agents, and representatives thereof, as well as all Persons acting for or on behalf thereof, are in compliance in all material respects with the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering and Financial Crimes Strategy Act of 1998 as well as any recommendations made by the Financial Act Task Force Against Money Laundering in connection with the operation of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice from the Department of the Treasury or any other Governmental Entity regarding the violation of any money laundering statues, including the statutes cited in this Section 3.21(d).

Section 3.22 Insurance. The Company has made available to Parent prior to the date of this Agreement copies of all material insurance policies which are maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries is in breach of, or default under, in any material respect, any such insurance policy and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.23 Opinion of Financial Advisor. The Company has received the written opinion of Moelis & Company LLC, dated as of November 10, 2009, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair to the Company’s stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

Section 3.24 State Takeover Statutes; Certain Charter Provisions. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL. The Board of Directors of the Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt or render inapplicable the provisions of Article NINTH of the Company Charter with respect to Parent, its Subsidiaries and Affiliates, the Merger, the Subsequent Merger and the other transactions contemplated by this Agreement, and to the Knowledge of the Company, no other state takeover statutes or charter or bylaw provisions are applicable to the Merger and/or the Subsequent Merger, this Agreement or the transactions contemplated hereby.

Section 3.25 Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding Company Shares is required to approve and adopt this Agreement. No other vote of the securityholders of the Company is required by Law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.26 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would, to the Knowledge of the Company, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, the representations set forth in the form of Company Tax Certificate attached as Exhibit A to the Company Letter are correct in all material respects as of the date hereof, assuming the Merger and Subsequent Merger occurred on the date hereof.

Section 3.27 Brokers. No broker, investment banker or other Person, other than Moelis & Company LLC, the fees and expenses of which will be paid by the Company (as reflected in an agreement between Moelis & Company LLC and the Company, dated November 24, 2008, a copy of which has been furnished to Parent), is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business Pending the Merger. Except as expressly permitted by clauses (a) through (s) of this Section 4.1, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct, in all material respects, its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except (i) as otherwise expressly contemplated by this Agreement, (ii) as reasonably contemplated to comply with the Company’s or the Board of Directors’ of the Company fiduciary obligations in a manner consistent with Section 4.3, (iii) as required by the terms of any Contract set forth on Section 4.1 of the Company Letter, in each case existing on the date hereof between the Company or any of its Subsidiaries and any other Person or (iv) as otherwise set forth in Section 4.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such other than dividends or distributions from wholly owned Subsidiaries of the Company to the Company or other wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) purchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities or (iv) redeem the rights issued under the Company Rights Agreement or amend or terminate the Company Rights Agreement prior to the Effective Time other than in the case of Section 4.1(a)(i)-(iv), (A) to render the Company Rights Agreement inapplicable to the Merger, this Agreement, the Voting Agreements executed by stockholders of the Company and the transactions contemplated hereby and thereby, (B) as required to do so by a court of competent jurisdiction (in which case, to the extent permitted by such court of competent jurisdiction, the Company shall provide Parent with written notice at least three (3) Business Days prior to taking any such action), (C) to preserve the net operating losses of the Company following the Closing or (D) to effectuate the Merger and the transactions contemplated hereby;

(b) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than the issuance of Company Shares (and the associated Company Rights in accordance with the Rights Agreement) upon the exercise of Company Stock Options outstanding on the date of this Agreement, in each case, in accordance with their terms, (ii) enter into any amendment of any term of any of its outstanding securities or (iii) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests;

(c) amend or publicly propose to amend its certificate of incorporation or bylaws or other comparable organizational documents;

(d) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(e) sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases, licenses or disposals of products or services in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(f) (i) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness for borrowed money of another Person or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) indebtedness, obligations, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (B) (x) letters of credit required under applicable Law to be issued in connection with the operation of the Company’s advance deposit wagering business or otherwise not exceeding $100,000 in the aggregate, (y) indebtedness incurred under the revolving portion of the Company’s existing credit facility and any other facility permitted pursuant to clause (C) and (z) other indebtedness incurred in the ordinary course of business not to exceed $100,000 in the aggregate (excluding any drawn letters of credit permitted pursuant to this clause (B)); (C) refinancings, refundings or replacements of indebtedness (including letters of credit permitted pursuant to clause (B)(x)), guarantees and investments in existence on the date hereof, provided that the outstanding principal amount is not materially increased thereby; and (D) indemnification advances to directors and officers pursuant to applicable Law, the Company Bylaws, and/or indemnification agreements existing as of the date hereof; (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any of the wholly owned Subsidiaries of the Company or (iv) enter into any arrangement having the economic effect of any of the foregoing;

(g) alter (including through merger, liquidation, dissolution, reorganization, restructuring or recapitalization) the corporate structure or ownership of the Company or any Subsidiary;

(h) enter into, adopt or amend any (x) Company Plan for the purpose of increasing benefits to the Company’s or its Subsidiaries’ employees, where as a result of such amendment or adoption, as applicable, the cost to the Company of providing such increased benefits will exceed $250,000 in the aggregate during the twelve months immediately following such amendment or adoption or (y) employment or consulting Contract other than in the ordinary course of business, except, in each case, as required by applicable Law or the terms of this Agreement; provided, however, that in the case of clauses (x) and (y), the Company agrees that it shall first consult with Parent prior to taking any such action that would otherwise be permitted without Parent’s prior written consent pursuant to this Section 4.1(h) (it being understood and agreed that any breach by the Company of the proviso in this Section 4.1(h) shall not be taken into account for purposes of Section 6.3(a));

(i) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into or amend any employment or severance Contract with, any current or former director or officer of the Company or any of its Subsidiaries other than as required by Law, a Contract or any Company Plan in existence on the date hereof, or establish, adopt, enter into or, except as may be required to comply with applicable Law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee (without limiting the foregoing, for the avoidance of doubt, this Section 4.1(i) shall not prohibit the Company or its Subsidiaries from paying and/or accruing bonuses to, or with respect to, their respective employees in the ordinary course of business);

(j) knowingly violate or knowingly fail to perform in any material respect any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local Law, rule, regulation, guideline or ordinance;

(k) make or adopt any change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or under applicable Law as communicated to the Company by its independent auditors);

(l) except as required by applicable Law, prepare or file any Tax Return in a manner that is materially inconsistent with past practice or, on any such Tax Return, take any position, make or change any election or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(m) enter into, materially amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Company Contract, other than in the ordinary course of business consistent with past practice;

(n) from January 1, 2010 through December 31, 2010, authorize, or enter into any commitment for, capital expenditures exceeding $2,650,000 in the aggregate;

(o) waive, release or assign any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date of this Agreement, or incurred in the ordinary course of business consistent with past practice;

(p) initiate any material litigation or arbitration proceeding or settle or compromise any material litigation or arbitration proceeding;

(q) enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (subject to clauses (h) and (i) above, other than compensation arrangements with the Company’s and its Subsidiaries’ employees, officers and directors) or other agreements or arrangements in the ordinary course of business consistent with past practice;

(r) (i) enter into (A) any material line of business in the United States other than the line of business in the United States in which the Company and its Subsidiaries is currently engaged or (B) any line of business outside of the United States other than the line of business outside of the United States in which the Company and its Subsidiaries is currently engaged, in each case as of the date of this Agreement or (ii) distribute products or services (A) in the United States other than the products and services that the Company and its Subsidiaries are currently distributing in the United States or (B) to any country outside the United States other than the products and services that the Company and its Subsidiaries are currently distributing outside the United States, in each case as of the date of this Agreement; or

(s) authorize, recommend, publicly propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.2 Conduct of Business Pending the Merger. Except as (x) otherwise expressly contemplated by this Agreement, (y) required by the terms of any Contract existing on the date hereof between Parent or any of its Subsidiaries and any other Person or (z) as otherwise set forth in Section 4.2 of the Parent Letter, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than (A) annual aggregate cash dividends by Parent to its stockholders with respect to Parent Common Stock not in excess of $0.50 per share with usual declaration, record and payment dates or (B) dividends or distributions paid or made by any wholly owned Subsidiary of Parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except with respect to any transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary of Parent after consummation of such transaction, (iii) purchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of Parent or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities, other than (A) in the ordinary course of business consistent with past practice in connection with any net share settlement or Tax withholding pursuant to any Parent Plans or (B) repurchases, redemptions or other acquisitions of the capital stock of Parent or any Subsidiary pursuant to any plans, arrangements or contracts between Parent or any of its Subsidiaries existing on the date hereof in an amount not to exceed 5% of the fully diluted number of shares of Parent capital stock outstanding after giving effect to the Merger, (iv) redeem the rights issued under the Parent

Rights Agreement or amend or terminate the Parent Rights Agreement prior to the Effective Time other than (A) as required to do so by a court of competent jurisdiction (in which case, to the extent permitted by such court of competent jurisdiction, Parent shall provide the Company with written notice at least three Business Days prior to taking any such action), (B) as required to comply with the Parent Board of Director’s fiduciary obligations or (C) in response to a shareholder proposal or in response to a request or recommendation from an institutional shareholder or institutional shareholder service if, in each case, such action would not adversely affect the consummation of the Merger, in any material respect, or affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different, in any material respect, than holders of Parent Common Stock prior to the Effective Time or (v) amend, modify or waive any material provision of the Stockholder’s Agreement, dated as of September 8, 2000, among Parent and the stockholders from time to time party thereto in a manner that would adversely affect the consummation of the Merger or affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(b) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than (A) the issuance of Parent Shares upon the exercise of options to purchase Parent Common Stock or the issuance of Parent Shares in settlement of, or upon exercise or conversion of, any other equity-based compensation award of Parent under a Parent Plan, (B) the issuance of any securities of Parent pursuant to a Parent Plan, (C) the issuance of Parent Shares or other securities of Parent in connection with bona fide acquisitions, mergers, strategic partnership transactions or similar transactions not prohibited by Section 4.2(d) or (D) the issuance of Parent Shares or other securities of Parent in connection with Parent’s general capital raising efforts or (ii) enter into any amendment of any material term of any of its outstanding securities;

(c) amend the Parent Charter or the Parent Bylaws in a manner that would adversely affect the consummation of the Merger or affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(d) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any totalisator business or any advance deposit wagering business; or

(e) authorize, recommend, publicly propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.3 No Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative (“Representatives”) of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Alternative Proposal (as hereinafter defined); (ii) enter into any letter of intent or agreement in principle or any agreement providing for, relating to or in connection with, any Alternative Proposal; (iii) approve, endorse or recommend any Alternative Proposal or (iv) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Alternative Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.3(a) by any of the Company or its Subsidiaries or their respective directors, officers, employees or Representatives shall be deemed to be a breach of this Section 4.3(a) by the Company. The Company will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal. The Company agrees that it will take the necessary steps to promptly inform its directors, officers, employees and Representatives of the obligations undertaken in this Section 4.3.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approval, an unsolicited, bona fide Alternative Proposal that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) would be, or would be reasonably likely to lead to, a Superior Proposal, the Company may, in response to such Alternative Proposal, subject to compliance with this Section 4.3 and receiving from such Person an executed confidentiality agreement containing terms not materially less favorable to the Company than the terms of the Confidentiality Agreement, then take the following actions:

(i) furnish any information with respect to the Company and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Proposal; provided, that within one (1) Business Day of furnishing any such information to such Person or group, it furnishes such information to Parent; and

(ii) engage in discussions or negotiations with such Person or group (and their respective Representatives) with respect to such Alternative Proposal.

The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing information to Parent that is required to be provided under this Section 4.3.

(c) In addition to the obligations of the Company set forth in Sections 4.3(a), 4.3(b) and 4.3(d), as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Proposal or any request for nonpublic information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Alternative Proposal, request or inquiry (to the extent not previously provided to Parent), and the identity of the Person or group making any such Alternative Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep Parent reasonably informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to Parent a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to the Company, any of its Subsidiaries or any of their Representatives in connection with such Alternative Proposal, request or inquiry.

(d) Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to Parent) or publicly propose to withhold, withdraw, qualify, amend or modify (in each case, in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding or any tender offer (A) constituting, or relating to, any Alternative Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 4.3(d) or in any other provision of this Agreement, the Board of Directors of the Company may, solely in response to a Superior Proposal made after the date of this Agreement and that did not otherwise result from a breach of this Section 4.3, terminate this Agreement pursuant to Section 7.1(f) and concurrently enter into a definitive agreement with respect to such Superior Proposal if all of the following conditions in clauses (i) through (v) are met, as applicable:

(i) such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company Stockholder Approval has not been obtained;

(iii) the Company has (A) provided to Parent three (3) Business Days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), and shall have provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Transaction Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new three (3) Business Day period) and (3) that it intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the transaction contemplated by the Alternative Transaction Agreement ceases to constitute a Superior Proposal;

(iv) the Company shall have complied in all material respects with this Section 4.3; and

(v) the Company pays all fees and expenses as required pursuant to Section 7.3.

(e) Notwithstanding anything to the contrary set forth in any provision of this Agreement, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company (or a committee thereof) may, other than in circumstances involving or relating to a Superior Proposal but only in response to an Intervening Event and provided that the Company and its Subsidiaries have complied in all material respects with this Section 4.3, effect a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that, in light of such Intervening Event, failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that neither the Board of Directors of the Company nor any committee thereof shall take any of the actions set forth in this Section 4.3(e) unless the Company has first complied with the provisions of Section 4.3(d)(iii), treating the occurrence of such Intervening Event as if a Superior Proposal had been received and after so complying, the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, failure to make a Company Adverse Recommendation Change would constitute a breach of the directors’ fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Notwithstanding anything to the contrary in Section 4.3(a), prior to the Company Stockholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of a Alternative Proposal to the extent the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law.

Section 4.4 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, materially amend or modify or waive any provision of any confidentiality agreement relating to a Alternative Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction. Notwithstanding the foregoing, the Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited by this Section 4.4, if, in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel of the Company, such action or inaction, as the case may be, would violate the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders.

Section 4.5 Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other party shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall take or fail to take any action which action or failure would to the Knowledge of Parent or the Knowledge of Company, as the case may be, jeopardize the qualification of the Merger and the Subsequent Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Registration Statement and the Proxy Statement. As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus; provided, however, that Parent shall not be required to file the Registration Statement until such time as the Company has taken such action as is necessary to resolve in all material respects the matters set forth in the comment letter dated October 13, 2009 addressed to the Company from the SEC with respect to the Company’s Form 10-K for the year ended December 31, 2008 and Form 8-K furnished August 13, 2009 and any subsequent letters from the SEC addressed to the Company relating to the subject matter thereof (collectively, the “Company Comment Letter”), including the filing of any amendments to the Company’s current and periodic reports with the SEC as reasonably requested by Parent; provided, further, that notwithstanding the preceding proviso, Parent shall file the Registration Statement not later than 60 days after the date hereof so long as the Company has used its reasonable best efforts to resolve such matters set forth in the Company Comment Letter, subject to applicable rules and regulations of the SEC. Each of Parent and the Company shall cooperate in the preparation and filing of the Registration Statement and Proxy Statement, including the use by each of Parent and the Company of reasonable best efforts to cause to be delivered to the other a “comfort letter” of its independent auditors, dated the date two (2) Business Days prior to the date on which the Registration Statement becomes effective. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and state securities Laws, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. The Company and Parent shall provide the other with the opportunity to review and comment on such documents prior to their filing with the SEC. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon; provided that the prior written consent of Parent shall not be required in connection with any filings made by the Company in connection with a Company Adverse Recommendation Change. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of the Company. As promptly as practicable after the Registration Statement shall have become effective, the Company shall distribute the Proxy Statement to its stockholders.

Section 5.2 Company Stockholder Meeting.

(a) The Company will, as soon as practicable following the date on which the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of stockholders (the “Company Stockholder Meeting”) for the purpose of the Company’s stockholders duly approving and adopting this Agreement (the “Company Stockholder Approval”).

(b) The Company shall, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, shall use reasonable best efforts to solicit such approvals and adoption by its stockholders and such Board of Directors or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to Parent such recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its stockholders or resolve or propose to do any of the foregoing, except if the Company has complied with Section 4.3. Notwithstanding any Company Adverse Recommendation Change pursuant to Section 4.3(e), Parent shall have the option, exercisable within five (5) Business Days after such Company Adverse Recommendation Change, to cause the Board of Directors of the Company to submit this Agreement to the stockholders of the Company for the purpose of approving and adopting this Agreement. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.1(g)(i) and shall not be entitled to the Termination Fee or reimbursement of the Termination Expenses under Section 7.3(a)(i) in respect thereof.

Section 5.3 Access to Information. Subject to contractual and legal restrictions applicable to Parent or to the Company or any of their respective Subsidiaries, as the case may be, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford to the Representatives of the other reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants), and, during such period, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would (i) unreasonably disrupt the operations of such party or any of its Subsidiaries, (ii) cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Parent or the Company, as the case may be, shall use reasonable best efforts to implement procedures to provide the access or information contemplated by this Section 5.3 without violating such agreement), or (iii) cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated September 16, 2009, between Parent and the Company (the “Confidentiality Agreement”).

Section 5.4 Current Nasdaq Listing. Each of Parent and the Company shall use its reasonable best efforts to continue the listing of the Parent Common Stock and the Company Common Stock, respectively, on Nasdaq during the term of this Agreement.

Section 5.5 Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time shall, if unvested, vest and become exercisable in full. Prior to and effective as of the Effective Time, the Company shall take all action necessary to terminate the Company Stock Option Plan. Holders of all unexercised Company Stock Options outstanding as of immediately prior to the Effective Time will receive, in cancellation of their Company Stock Options, the following: (a) a single lump sum cash payment from the Company at the Effective Time (or, to the extent the Company does not have sufficient cash available to make such payment at the Effective Time, Parent shall cause the Surviving Corporation or the Surviving Company to make such payment immediately following the Effective Time), in an amount equal to the product of (i) the number of Company Shares provided for in such Company Stock Option and (ii) the Pro-Rata Cash Portion, which cash payment shall be treated as compensation and shall be net of any applicable United States federal or state withholding Tax; and (b) a number of Parent Shares in an amount equal to the product of (i) the number of Company Shares provided for in such Company Stock Option and

(ii) the Pro-Rata Stock Portion, which share issuance shall be treated as compensation and shall be net of any applicable United States federal or state withholding Tax; provided, however, that if the exercise price per share of any such Company Stock Option is equal to or greater than the Closing Merger Consideration, such Company Stock Option shall be canceled without any cash payment or issuance of Parent Shares being made in respect thereof.

Section 5.6 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, except with respect to filings under the HSR Act and matters involving Antitrust Laws (which shall be governed by Section 5.7), each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all Permits which are material to the Company and its subsidiaries, taken as a whole, with respect to the transactions contemplated by this Agreement.

Section 5.7 HSR Approval.

(a) As promptly as reasonably practicable (but in no event later than ten (10) Business Days after the date of this Agreement or any shorter period as required by applicable Law), each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by this Agreement and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable (the “HSR Filings”).

(b) Upon and subject to the terms of this Section 5.7, Parent and the Company shall, and shall cause their respective Subsidiaries to (i) use their best efforts to obtain prompt termination of any waiting period under the HSR Act; (ii) cooperate and consult with each other in connection with the making of all HSR Filings and any other material actions pursuant to this Section 5.7, including subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Antitrust Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Antitrust Authority and any other information supplied by such party and such party’s Subsidiaries to an Antitrust Authority or received from an Antitrust Authority in connection with such HSR Filings or any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted before being provided to the other party (A) to remove references concerning the valuation of Parent, the Company, or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Antitrust Authority; and (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Antitrust Authority in connection with the transactions contemplated by the Agreement. In furtherance and not in limitation of the covenants of the parties contained in Section 5.7(a) and this Section 5.7(b), each party agrees to cooperate and use its best efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Antitrust Authority reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Antitrust Authority or such assistance as may be reasonably requested by the other party hereto in such defense.

(c) If any objections are asserted by any Antitrust Authority with respect to the transactions contemplated hereby, or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or an Order is issued enjoining the transactions contemplated by this Agreement, in each case under any applicable Antitrust Law, Parent shall, subject to the provisions of this Section 5.7, use its best efforts to resolve any such objections or challenge as such Antitrust Authority may have to such transactions under such Law or to have such Order vacated, reversed or otherwise removed in accordance with applicable legal procedures with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date (as hereinafter defined), and the Company shall use its best efforts to assist Parent in effectuating the foregoing; provided, however, that (i) the Company shall not take any of the foregoing actions without the prior written consent of Parent, and (ii) Parent shall not take any of the foregoing actions without the prior written consent of the Company if such actions would bind the Company to take any action (including paying money or entering into any other obligation) irrespective of whether the Closing occurs. Parent and the Company and their respective Subsidiaries shall, subject to the provisions of this Section 5.7, use their respective best efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other order or decree that would otherwise give rise to a failure of any Antitrust Conditions.

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be obligated to agree (and failure to so agree shall not constitute a failure by Parent to satisfy its “best efforts” obligations as provided in this Section 5.7), and neither the Company nor any Subsidiary shall agree without Parent’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, the Company, their respective Subsidiaries or their and their respective Subsidiaries’ assets if such action, condition, restriction, obligation or requirement (i) would reasonably be expected to require Parent, the Company or their respective Subsidiaries to sell, license, transfer, assign, lease, dispose of or hold separate any material business or assets, (ii) would reasonably be expected to result in any material limitations on Parent, the Company or their respective Subsidiaries to own, retain, conduct or operate all or a material portion of their respective businesses or assets or (iii) would reasonably be expected to require Parent, the Company or their respective Subsidiaries to grant any material right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party.

(e) Parent will, after reasonable consultation with the Company as to strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Antitrust Authority as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the

Company shall not be required to, take any action with respect to satisfying the Antitrust Conditions which would bind the Company or its Subsidiaries irrespective of whether the Closing occurs. Without in any way limiting its rights or obligations hereunder (including under Section 5.7(d) and this Section 5.7(e)), Parent and the Company each acknowledges and agrees that it is the intent of the parties to cause the closing of the transactions contemplated by this Agreement to occur as soon as reasonably practicable.

Section 5.8 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law, by obligations pursuant to any listing agreement with Nasdaq or with respect to any Company Adverse Recommendation Change.

Section 5.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become, or purport to become, applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.10 Indemnification; Directors and Officers Insurance.

(a) For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, and from and after the Subsequent Merger, the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the Effective Time for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall (and shall cause the Surviving Corporation, the Surviving Company and their respective Subsidiaries to) cause the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) Parent shall provide, or shall cause the Surviving Corporation (and from and after the Subsequent Merger, the Surviving Company) to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable to the Company’s existing policy or, if no such insurance coverage is available, the best available coverage; provided, however, that Parent and the Surviving Corporation (and from and after the Subsequent Merger, the Surviving Company) shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”). If such premiums for such insurance would at any time exceed 300% of the Company’s Current Premium, then Parent shall use its reasonable efforts to cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Company’s Current Premium. The Company’s Current Premium is set forth on the Company Letter.

(c) Successors. If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.10.

Section 5.11 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at the Effective Time such that the applicable condition to closing set forth in Article VI would, or would reasonably be expected to, fail to be satisfied or (y) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied such that the applicable condition to closing set forth in Article VI would, or would reasonably be expected to, fail to be satisfied, (ii) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.12 Employee Benefit Plans and Agreements.

(a) Parent agrees that it will cause the Surviving Company from and after the Effective Time to honor all Company Plans, including all Employee Agreements; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Company to amend or terminate any Company Plan or any other individual employee benefit plan, program, Contract or policy in accordance with its terms or as requiring Parent or the Surviving Company to offer to continue (other than as required by its terms) any written employment contract.

(b) Parent shall cause each Parent Plan covering employees of the Company or its Subsidiaries to recognize prior service of such employees with the Company and its Subsidiaries as service with Parent and its Subsidiaries (i) for purposes of any waiting period, eligibility requirements, vesting, and determination of benefits under any Parent Plan that is not a “pension plan” (as defined in Section 3(2) of ERISA) and (ii) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any Parent Plan that is a “pension plan” (as defined in Section 3(2) of ERISA).

(c) Prior to the Closing Date, the Company shall adopt resolutions providing that no additional contributions will be made to the Youbet.com, Inc. 401(k) Retirement Savings Plan or the United Tote Company, Inc. 401(k) Plan on and after the Closing and that such plans will be terminated effective as of the Business Day immediately prior to the Closing (but contingent on the Closing).

Section 5.13 Tax-Free Reorganization Treatment.

(a) Parent, the Company, Merger LLC and Merger Sub intend that, if the Continuity Requirement is satisfied, the Merger and the Subsequent Merger, taken together, be treated for federal income tax purposes as a “reorganization” under Section 368(a) of the Code (to which each of Parent and the Company are to be parties under Section 368(b) of the Code) in which the Company is to be treated as merging directly with and into Parent, with the Company Common Stock, together with the associated Company Rights, converted in such merger into the right to receive the consideration provided for hereunder, and each shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment unless the Continuity Requirement is not satisfied or unless required to do so by applicable Law. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 6.2(c) and Section 6.3(c), including representations in the Company Tax Certificate (in the case of the Company) and in the Parent Tax Certificate (in the case of Parent).

(b) Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Regulations.

(c) None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall they permit their Subsidiaries (including the Surviving Corporation and the Surviving Company after the Effective Time) to, take any action before or, if the Continuity Requirement is satisfied, after the Effective Time, which would prevent the Merger and the Subsequent Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Prior to Closing, the Company shall not take, and shall cause its Subsidiaries not to take, any action that would adversely impact the ability of counsel to provide the opinions pursuant to Section 6.2(c) and Section 6.3(c) or the ability of the Company to deliver the Company Tax Certificate.

Section 5.14 Nasdaq. Parent shall cause the Parent Shares to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time. The Surviving Corporation shall use its reasonable best efforts to cause its shares of Common Stock and associated Company Rights to no longer be listed on Nasdaq and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.15 Company Board of Directors Representative. Parent shall take all actions as may be necessary to cause, as of the Effective Time, the Board of Directors of Parent to be comprised of fourteen (14) members, consisting of (i) the thirteen (13) current directors of the Board of Directors of Parent and (ii) one current director of the Company Board of Directors designated by the Company (a “Company Designee”), which Company Designee shall also be appointed to Parent’s Executive Committee and Strategic Planning Committee as of the Effective Time; provided, however, that prior to the appointment of such Company Designee to the Board of Directors of Parent such Company Designee shall have applicable suitability requirements to serve on the Board of Directors of Parent as required by applicable Law. At the first annual meeting of shareholders of Parent following the Effective Time, Parent shall nominate the Company Designee, and use reasonable best efforts to cause the Company Designee, to be reelected to the Board of Directors of Parent for a term expiring at the third annual meeting following the Effective Time.

Section 5.16 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action commenced after the date of this Agreement against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 5.18 Reservation of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued Parent Shares, for the purposes of effecting the conversion of the issued and outstanding Company Shares pursuant to this Agreement, sufficient Parent Shares to provide for such conversion and assumption.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and the Company Bylaws.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States that prohibits the consummation of the Merger or the Subsequent Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger or the Subsequent Merger.

(c) Antitrust Laws. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(d) No Litigation. There shall not be pending any material Action by any Governmental Entity seeking to prohibit the consummation of the Merger or any other material transactions contemplated by this Agreement that is reasonably likely to succeed.

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. Parent shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b) Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub and Merger LLC contained in Section 2.2 and Section 2.8(iii) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that with respect to Section 2.2 any deviation therein of not more than 100,000 shares in the aggregate shall not be deemed to make such representations and warranties untrue or incorrect for purposes of this Section 6.2(b)(i), (ii) the representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 2.3 and 2.17 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date) and (iii) the other representations and warranties of Parent, Merger Sub and Merger LLC shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all respects as of such earlier date), except where all failures of such representations and warranties to be so true and correct (without giving effect to any Parent Material Adverse Effect or materiality qualifications), has not had, or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Tax Opinion. The Company shall have received an opinion of Kirkland & Ellis LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger and the Subsequent Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Kirkland & Ellis LLP may rely upon the representations contained herein and may receive and rely upon representations from Parent, the Company, and others, including representations from Parent in the Parent Tax Certificate and representations from the Company in the Company Tax Certificate. Notwithstanding the foregoing, the condition set forth in this Section 6.2(c) shall not apply if the Continuity Requirement is not satisfied.

(d) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

(e) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d).

(f) Listing of Stock. The Parent Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time (other than breaches of Section 4.1 which were unintentional and which resulted in less than $250,000 in damages in the aggregate to Parent as a result thereof).

(b) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 and Section 3.8(iv) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that with respect to Section 3.2 any deviation therein which does not result in an increase of more than $320,000 in the aggregate to the amount payable to the holders of Company Shares pursuant to Section 1.5(c) and the holders of Company Stock Options pursuant to Section 5.5 shall not be deemed to make such representations and warranties untrue or incorrect for purposes of this Section 6.3(b)(i), (ii) the representations and warranties of the Company contained in Sections 3.3, 3.24, 3.25 and 3.27 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date) and (iii) the other representations and warranties of the Company shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all respects as of such earlier date), except where all failures of such representations and warranties to be so true and correct (without giving effect to any Company Material Adverse Effect or materiality qualifications), has not had, or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Tax Opinion. Parent shall have received an opinion of Sidley Austin LLP, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes: (i) the Merger and the Subsequent Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin LLP may rely upon representations contained herein and may receive and rely upon representations from Parent, the Company and others, including representations from Parent in the Parent Tax Certificate and representations from the Company in the Company Tax Certificate. Notwithstanding the foregoing, the condition set forth in this Section 6.3(c) shall not apply if the Continuity Requirement is not satisfied.

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(e) Officer’s Certificate. The Company shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(d).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the date that is six (6) months after the date of the Agreement (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; provided, further, that if any of the Antitrust Conditions shall not have been satisfied on or prior to the Outside Date, then provided that the other conditions to Closing (other than conditions that by their nature are to be satisfied on the date of the Closing) shall have been satisfied, unless otherwise agreed to in writing by Parent and the Company, the Outside Date shall be automatically extended until the date that is fifteen (15) months after the date of this Agreement; or

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, in either case, (A) on the basis that the Merger and the transactions contemplated thereby are violative of any Antitrust Law or (B) for any reason other than as contemplated by Section 7.1(b)(ii)(A), and, in each case, such order decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been the principal cause of such action;

(c) by Parent (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or (ii) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), such that the conditions to closing set forth in Section 6.3(a) or 6.3(b), as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company stating its intention to terminate pursuant to this Section 7.1(c) and the basis for such termination (it being understood that Parent shall be obligated to provide such written notice as soon as reasonably practicable after Parent becomes aware of such breach);

(d) by the Company (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of Parent, Merger Sub or Merger LLC set forth in this Agreement, or (ii) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), such that the conditions to closing set forth in Section 6.2(a) or 6.2(b), as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent stating its intention to terminate pursuant to this Section 7.1(d) and the basis for such termination (it being understood that the Company shall be obligated to provide such written notice as soon as reasonably practicable after the Company becomes aware of such breach);

(e) by Parent or the Company, if the Company Stockholder Vote shall not have been obtained at the Company Stockholder Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(f) by the Company, at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company (or any committee thereof) authorizes the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company enters into such definitive agreement concurrently with such termination and pays the Termination Fee and Termination Expenses in accordance with the procedures and within the time periods set forth in Section 7.3; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 7.1(f) unless the Company has first provided notice of such Superior Proposal to Parent in accordance with Section 4.3(d) and has complied with the provisions of Section 4.3(d) and, after so complying, such proposal continues to constitute a Superior Proposal; provided that, as a condition to the effectiveness of such termination, the Company shall have delivered to Parent all fees and expenses as required pursuant to Section 7.3;

(g) by Parent if (i) the Board of Directors of the Company or any committee thereof (A) shall not have recommended, or such Board of Directors or a committee thereof shall have resolved not to recommend approval and adoption of this Agreement, shall have effected a Company Adverse Recommendation Change or shall have failed to include its recommendation of the approval and adoption of this Agreement by the Company’s stockholders in the Proxy Statement, (B) in response to a publicly announced or publicly disclosed Alternative Proposal from a Third Party, shall not have publicly reconfirmed its recommendation in favor of the adoption and approval of this Agreement within five (5) Business Days after Parent requests in writing that such recommendation be publicly reconfirmed; provided, however, that Parent shall only be entitled to request that its recommendation be reconfirmed in response to a publicly announced or publicly disclosed Alternative Proposal from any Third Party once, unless such Alternative Proposal is materially amended, in which event, Parent shall be entitled to request such recommendation be reconfirmed once following the public announcement or public disclosure of such material amendment or (C) shall have resolved or publicly proposed to do any of the foregoing; (ii) the Company has breached in any material respect its obligations under

Section 4.3 (except for any inadvertent or unintentional breaches that have no impact on Parent’s ability to consummate the Merger on the terms set forth herein); (iii) within ten (10) Business Days after a tender or exchange offer relating to securities of the Company involving a Person or group unaffiliated with Parent has first been published or announced, the Company shall not have published, sent or given to the stockholders of the Company pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer (including by taking no position with respect to such tender offer or exchange offer) or (iv) the Board of Directors of the Company or any committee thereof shall have recommended to the stockholders of the Company or approved any Alternative Proposal or any definitive agreement with respect to an Alternative Proposal or shall have resolved to do so; provided, however, that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 7.1(g)(i)(A) or (C) after the earlier of (x) five (5) Business Days after the first day upon which Parent is first entitled to terminate this Agreement pursuant to Section 7.1(g)(i)(A) or (C) or (y) Company Stockholder Approval having been obtained;

(h) by the Company if there shall have been a Parent Material Adverse Effect and such Parent Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent stating its intention to terminate pursuant to this Section 7.1(h) and the basis for such termination (it being understood that the Company shall be obligated to provide such written notice as soon as reasonably practicable after the Company becomes aware of such Parent Material Adverse Effect); or

(i) by Parent if there shall have been a Company Material Adverse Effect and such Company Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company stating its intention to terminate pursuant to this Section 7.1(i) and the basis for such termination (it being understood that Parent shall be obligated to provide such written notice as soon as reasonably practicable after Parent becomes aware of such Company Material Adverse Effect).

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub, Merger LLC or their respective officers or directors (except for the last sentence of Section 5.3, the entirety of Section 7.3 and the entirety of Article VIII (other than Section 8.1) which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3 Payments; Obligations.

(a) Company Termination Fee.

(i) In the event that Parent terminates this Agreement pursuant to Section 7.1(g), then the Company shall pay to Parent (A) $4,326,000 (the “Termination Fee”) as promptly as possible (but in any event within three (3) Business Days) following such termination and (B) the Termination Expenses no later than three (3) Business Days after receipt of documentation supporting such Termination Expenses.

(ii) In the event that the Company terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay to Parent (A) the Termination Fee concurrently with any such termination and (B) the Termination Expenses no later than three (3) Business Days after receipt of documentation supporting such Termination Expenses.

(iii) In the event that after the date hereof and prior to the Company Stockholder Approval, (A) an Alternative Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal and (B) thereafter this Agreement is terminated pursuant to Section 7.1(c) or 7.1(e), then the Company shall pay to Parent the Termination Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Termination Expenses. If, concurrently with or within twelve (12) months after any such termination described in clause (B) in the immediately preceding sentence, the Company enters into a definitive agreement with respect to, or consummates, any Alternative Proposal, then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Alternative Proposal.

Any fee due and Termination Expenses to be reimbursed under this Section 7.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company For purposes of this Section 7.3(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 8.12, except that all references to “15%” in the definition of “Alternative Transaction,” as used in the definition of “Alternative Proposal” shall be deemed to be references to “50%.”

(b) Parent Termination Fee. In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii)(A) and, in each case, at the time of such termination, (i) the conditions set forth in Sections 6.1 and 6.3 (other than (A) the Antitrust Conditions, (B) the delivery of certificates and opinions which (in light of the underlying facts as of the time of such termination and any waiver of the condition set forth in Section 6.3(a) deemed made pursuant to Section 7.1(b)(i)) would be capable of being delivered but are to be delivered on the date of the Closing and (C) other such conditions the failure of which to be satisfied by such date has been principally caused by a material breach by Parent of any representation, warranty or covenant hereunder or the facts or circumstances underlying such breach) have been satisfied or (to the extent permitted by Law) waived (or in the case of termination pursuant to Section 7.1(b)(ii)(A), are reasonably likely to have been satisfied by the Outside Date), and (ii) neither Parent nor the Company has the right to terminate this Agreement pursuant to Section 7.1(b)(ii)(B) (or would have the right to so terminate assuming that the relevant order, decree, ruling or action referenced in Section 7.1(b)(ii)(B) has become final and non-appealable at the time of such termination), then Parent shall (x) pay the Company a fee equal to $5,000,000 (the “Non-Clearance Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement and (y) use commercially reasonable efforts to cause certain matters to occur on the terms set forth on Section 7.3(b) of the Parent Letter.

(c) Each of the Company and Parent acknowledges that the agreements contained in Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 7.3(a) or Parent fails to promptly pay the amounts due pursuant to Section 7.3(b), and, in order to obtain such payment Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or Parent, as applicable, for any of the amounts set forth in Section 7.3(a) or 7.3(b), then Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Section 7.3(a) or 7.3(b) at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date plus 2% per annum from the date such amounts were required to be paid until the date actually received by such party.

(d) Upon payment of the Termination Fee and the Termination Expenses, as applicable, to Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent; provided that nothing herein shall release any party from liability for willful or intentional breach or fraud. Upon payment of the Non-Clearance Termination Fee to the Company, Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company other than Parent’s obligations pursuant to Section 7.3(b)(y); provided that nothing herein shall release any party from liability for willful or intentional breach or fraud.

Section 7.4 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.5 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or on the Business Day received (or the next Business Day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, Merger Sub or Merger LLC, to

Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky 40208
Attention:	General Counsel
Facsimile No.: (502) 636-4548

with a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:	Brian J. Fahrney
Matthew G. McQueen
Facsimile No.: (312) 853-7036

(b) if to the Company, to

Youbet.com, Inc.
2600 West Olive Avenue, 5th Floor
Burbank, CA 91505
Attention:	General Counsel
Facsimile No.: (818) 668-2101

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Jon A. Ballis, P.C.
James S. Rowe
Theodore A. Peto
Facsimile No.: (312) 862-2200

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement, except for the provisions of Section 5.10 (which upon the Effective Time are intended to benefit the Indemnified Parties), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that following the Effective Time, each holder of Company Common Stock shall be entitled to enforce the provisions of Article I to the extent necessary to receive the Per Share Merger Consideration to which such holder is entitled pursuant to Article I.

Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.7 Specific Performance; Submission To Jurisdiction. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state and federal courts located within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Parent and the Company hereby consent to service being made through the notice procedures set forth in Section 8.2 and agree that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

Section 8.9 Assignment. Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.10 Expenses. Except as provided in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.12 Definitions.

(a) In this Agreement, the following terms have the meanings specified or referred to in this Section 8.12(a) and shall be equally applicable to both the singular and plural forms.

(i) “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

(ii) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

(iii) “Alternative Proposal” means any offer or proposal by a Third Party relating to any Alternative Transaction.

(iv) “Alternative Transaction” means any transaction or series of related transactions other than the Merger involving (a) any acquisition or purchase from the Company by any Third Party of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of the Company or any of its Subsidiaries or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

(v) “Antitrust Authority” means, in their capacity as an enforcement agency with respect to Antitrust Laws, the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any attorney general of any state of the United States or any Governmental Entity having competition law authority in any other applicable jurisdiction.

(vi) “Antitrust Conditions” means any of the conditions set forth in Section 6.1(b), Section 6.1(c) and Section 6.1(d) (but solely, in the case of Sections 6.1(b) and 6.1(d), to the extent the order, injunction, judgment, decree or litigation referred to in such Sections is issued or brought under applicable Antitrust Laws).

(vii) “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restriction of trade or business or competition through merger or acquisition.

(viii) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed.

(ix) “Closing Merger Consideration” means the Per Share Cash Consideration plus an amount equal to the product of (a) the Exchange Ratio and (b) Parent Trading Price.

(x) “Company Material Adverse Effect” means (a) any event, occurrence, fact, condition, effect, change or development that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) a decrease in the Company’s EBITDA of 15% or more for fiscal 2008 or a decrease in the Company’s EBITDA of 15% or more for the first nine (9) months of fiscal 2009, in each case, due to any restatement of the Company’s financial statements in response to the Company Comment Letter; provided, however, that for purposes of clause (a), none of the following shall be deemed in themselves to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change generally affecting the economy, financial, credit or capital markets (including changes in interest rates or exchange rates) or political, economic conditions in the United States, (ii) conditions (or changes therein) generally affecting the industries in which the Company or its

Subsidiaries operate, (iii) changes in applicable Law or GAAP, except in the case of each of clauses (i), (ii) and (iii) to the extent that the Company and its Subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate, (iv) compliance by the Company or its Subsidiaries with the terms of this Agreement, (v) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Merger, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (vii) any hurricane, earthquake, flood, natural disaster, or other force majeure event or (viii) any failure by the Company to meet analysts revenue or earnings projections, in and of itself, or the trading price of the Company Common Stock or Parent Common Stock, as the case may be, in and of itself (it being understood that any event, occurrence, fact, condition, effect, change or development which affects or otherwise relates to the failure to meet analysts revenue or earnings projections or the trading price, other than an event, occurrence, fact, condition, effect, change or development provided for in clauses (i) through (vii) above, may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect). Notwithstanding clauses (i) through (viii) above, any changes in applicable federal Law (including any regulations thereunder) in the United States that are first enacted after the date hereof and that materially restrict or prohibit on a national basis operation of the Company’s and its Subsidiaries’ (taken as a whole) advance deposit wagering business shall be deemed to constitute a Company Material Adverse Effect (for purposes of clarity, any Law under the Unlawful Internet Gambling Enforcement Act of 2006 shall not be considered as being first enacted after the date hereof for purposes of this definition).

(xi) “Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, any other employee benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment, severance or change in control agreement or similar practice, policy or arrangement maintained by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is obligated to contribute, on behalf of any current or former officer, director, employee or consultant of the Company or any Subsidiary.

(xii) “Company Tax Certificate” shall mean a certificate substantially to the effect of the form of Company Tax Certificate attached to the Company Letter.

(xiii) “Continuity Requirement” shall be satisfied if the value of the Per Share Stock Consideration equals 40% or more of the value of the Per Share Merger Consideration (in each case as determined for purposes of Section 1.5(c) after taking into account all applicable adjustments), with value determined in each case based on the closing sale price of one Parent Share as of the close of the last full trading day immediately prior to the Effective Time that the Parent Common Stock has traded on Nasdaq.

(xiv) “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(xv) “Effective Time” means the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.

(xvi) “Employee Agreement” means each management, employment, severance, retention, consulting or other Contract between the Company, or any ERISA Affiliate, and any current or former employee, director or officer of the Company or any ERISA Affiliate other than standard offer letters used in the Company’s ordinary course of business that do not provide for severance or other payments after termination of employment or acceleration of any equity award.

(xvii) “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(xviii) “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

(xix) “Intervening Event” means, with respect to Parent or the Company, as applicable, a material event, occurrence, fact, condition, effect, change or development that was not known or reasonably foreseeable to the Board of Directors of the Company on the date of this Agreement, which event, occurrence, fact, condition, effect, change or development becomes known to the Board of Directors of the Company before receipt of the Company Stockholder Approval; provided, that (i) in no event shall any action taken by either party pursuant to and in compliance with the terms of this Agreement, including the covenants set forth in Section 5.7, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall the receipt, existence of or terms of an Alternative Proposal or a Superior Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event and (iii) in no event shall any event, occurrence, fact, condition, effect, change or development that has an adverse effect on the business, financial condition or results of operations of Parent or any of its

Subsidiaries constitute an Intervening Event unless such event, occurrence, fact, condition, effect, change or development has had or would reasonably be expected to have a Parent Material Adverse Effect.

(xx) “IRS” means the Internal Revenue Service.

(xxi) “Joint Venture” means, with respect to a party, any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of such party and in which (i) such party, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) such party or a Subsidiary of such party is a general partner.

(xxii) “Knowledge of Parent” means the actual knowledge of the individuals identified in Section 8.12 of the Parent Letter.

(xxiii) “Knowledge of the Company” means the actual knowledge of the individuals identified in Section 8.12 of the Company Letter.

(xxiv) “Net Option Amount” means the excess, if any, of (a) the Closing Merger Consideration, over (b) the exercise price per share provided for in such Company Stock Option.

(xxv) “Option Exchange Ratio” means the Net Option Amount divided by the Closing Merger Consideration.

(xxvi) “Parent Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any change generally affecting the economy, financial, credit or capital markets (including changes in interest rates or exchange rates) or political, economic conditions in the United States, (ii) conditions (or changes therein) generally affecting the industries in which Parent or its Subsidiaries operate, (iii) changes in applicable Law or GAAP, except in the case of each of clauses (i), (ii) and (iii) to the extent that Parent and its Subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate, (iv) compliance by Parent or its Subsidiaries with the terms of this Agreement, (v) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including the Merger, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (vii) any hurricane, earthquake, flood, natural disaster, or other force majeure event or (viii) any failure by Parent to meet analysts revenue or earnings projections, in and of itself, or the trading price of Company Common Stock or Parent Common Stock, as the case may be, in and of itself (it being understood that any event, occurrence, fact, condition, effect, change or development which affects or otherwise relates to the failure to meet analysts revenue or earnings projections or the trading price, other than an event, occurrence, fact, condition, effect, change or development provided for in clauses (i) through (vii) above, may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect).

(xxvii) “Parent Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, any other employee benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment, severance or change in control agreement or similar practice, policy or arrangement maintained by Parent, or to which Parent or any ERISA Affiliate is obligated to contribute, on behalf of any current or former officer, director, employee or consultant of Parent or any Subsidiary.

(xxviii) “Parent Tax Certificate” shall mean a certificate substantially to the effect of the form of Parent Tax Certificate attached to the Parent Letter.

(xxix) “Parent Trading Price” means the reported closing sale price per share of the Parent Common Stock on the Nasdaq Stock Market, Inc. as reported in the Wall Street Journal on the trading day immediately prior to the Effective Time.

(xxx) “Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws, and (c) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances.

(xxxi) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.

(xxxii) “Pro-Rata Cash Portion” means an amount equal to the product of (i) the Option Exchange Ratio and (ii) the Per Share Cash Consideration (as adjusted pursuant to Section 1.5(d)).

(xxxiii) “Pro-Rata Stock Portion” means an amount equal to the product of (i) the Option Exchange Ratio and (ii) the Per Share Stock Consideration (as adjusted pursuant to Section 1.5(d)).

(xxxiv) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

(xxxv) “Superior Proposal” means a bona fide written proposal made by a Third Party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, in excess of 50% of all of the assets of the Company and its Subsidiaries, taken as a whole, or in excess of 50% of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction, on terms that in the reasonable good faith judgment of the Board of Directors of Company, after consultation with its outside financial advisors, are more favorable to Company’s stockholders from a financial point of view than the terms of the Merger and the Subsequent Merger, taken together, and is reasonably likely to be completed on a timely basis after taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement).

(xxxvi) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(xxxvii) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any additions to tax, interest or penalty imposed by any Governmental Entity.

(xxxviii) “Termination Expenses” shall mean documented fees and expenses incurred or paid by or on behalf of Parent and its Affiliates in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent and its Affiliates provided, however, that the amount required to be reimbursed in respect of Expenses by the Company shall not exceed $500,000.

(xxxix) “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent and its Affiliates.

(b) Each of the following terms is defined on the pages set forth opposite such term:

Defined Term	Section
Agreement	Introduction
Alternative Transaction Agreement	4.3(d)(iii)
Blue Sky Laws	2.4
Certificate of Merger	1.2
Closing	1.15
Code	Recitals
Company	Introduction
Company Adverse Recommendation Change	4.3(d)
Company Business Personnel	3.17
Company Bylaws	3.3
Company Charter	3.3
Company Comment Letter	5.1
Company Common Stock	Recitals
Company Contract	3.14(a)
Company Data	3.19(b)
Company Designee	5.15
Company Foreign Benefit Plan	3.15(e)
Company IT Systems	3.19(a)
Company Letter	Article III
Company Permits	3.10
Company Preferred Stock	3.2(a)
Company Rights	3.2(a)
Company Rights Agreement	3.2(a)
Company SEC Documents	3.5
Company Series B Preferred Stock	3.2(a)
Company Shares	1.5(b)
Company Stock Option Plan	3.2(a)
Company Stock Options	3.2(a)
Company Stockholder Approval	5.2(a)
Company Stockholder Meeting	5.2(a)
Company’s Current Premium	5.10(b)
Confidentiality Agreement	5.3
D&O Insurance	5.10(b)
DGCL	1.1
Dissenting Shares	1.5(e)
Environmental Laws	3.16
ERISA	2.13(a)
Exchange Act	2.4

Exchange Agent	1.6(a)
Exchange Fund	1.6(a)
Exchange Ratio	1.5(c)
GAAP	2.5(a)
Governmental Entity	2.4
HSR Act	2.4
HSR Filings	5.7(a)
Indemnified Parties	5.10
Information Security Plan	3.19(d)
Intellectual Property Rights	3.18(a)
Laws	1.4(a)
Leased Property	3.11(b)
Liabilities	2.7
LLC Act	Recitals
Merger	Recitals
Merger LLC	Introduction
Merger Sub	Introduction
Nasdaq	1.8
Non-Clearance Termination Fee	7.3(b)
Order	2.7
Outside Date	7.1(b)(i)
Owned Intellectual Property Rights	3.18(d)
Parent	Introduction
Parent Bylaws	2.3
Parent Charter	2.3
Parent Common Stock	Recitals
Parent Letter	Article II
Parent Permits	2.10
Parent Preferred Stock	2.2(a)
Parent Rights	2.2(a)
Parent Rights Agreement	2.2(a)
Parent SEC Documents	2.5(a)
Parent Shares	1.5(c)
Parent Stock Plans	2.2(a)
Per Share Cash Consideration	1.5(c)
Per Share Merger Consideration	1.5(c)
Per Share Stock Consideration	1.5(c)
Personal Data	3.19(d)
Privacy Commitments	3.19(d)
Proxy Statement	2.6
Real Property Leases	3.11(b)
Registration Statement	2.3
Representatives	4.3(a)
Sarbanes-Oxley Act	2.5(b)
SEC	2.2(b)
Securities Act	2.3

Significant Subsidiary	2.1
State Takeover Approvals	2.4
Stock Threshold	1.5(d)
Subsequent Merger	1.16(a)
Surviving Company	1.16(a)
Surviving Corporation	1.1
Termination Fee	7.3(a)(i)
Total Stock Amount	1.5(d)
Transmittal Letter	1.6
Voting Agreement	Recitals
Worker Safety Laws	3.16

* * * * *

IN WITNESS WHEREOF, Parent, Merger Sub, Merger LLC and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CHURCHILL DOWNS INCORPORATED

By:	/s/ William Carstanjen
Name: William Carstanjen
Title: Chief Operating Officer

TOMAHAWK MERGER CORP.

By:	/s/ William Carstanjen
Name: William Carstanjen
Title: President

TOMAHAWK MERGER LLC

By:	/s/ William Carstanjen
Name: William Carstanjen
Title: President

YOUBET.COM, INC.

By:	/s/ David Goldberg
Name: David Goldberg
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]